                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                            Concur Technologies, Inc.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                                  Common Stock
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                    206708109
--------------------------------------------------------------------------------
                                   (CUSIP NO.)


                                December 31, 1998
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]    Rule 13d-1 (b)
[ ]    Rule 13d-1 (c)
[ ]    Rule 13d-1 (d)

-------------------                                           ------------------
CUSIP NO. 206708109                      13G                  PAGE 2 OF 11 PAGES
-------------------                                           ------------------

================================================================================
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Brentwood Associates VI, L.P.
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                 5.    SOLE VOTING POWER

    NUMBER OF          2,215,014 shares of common stock
     SHARES      ---------------------------------------------------------------
   BENEFICIALLY  6.    SHARED VOTING POWER
    OWNED BY
      EACH             N/A
    REPORTING    ---------------------------------------------------------------
     PERSON      7.    SOLE DISPOSITIVE POWER
      WITH
                       2,215,014 shares of common stock
                 ---------------------------------------------------------------
                 8.    SHARED DISPOSITIVE POWER

                       N/A
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,215,014 shares of common stock
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES(1)                                          [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        13.7%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        PN
================================================================================


---------------
(1) SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 206708109                      13G                  PAGE 3 OF 11 PAGES
-------------------                                           ------------------

================================================================================
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Brentwood VI Ventures, L.P.
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                 5.    SOLE VOTING POWER

    NUMBER OF          2,215,014 shares of common stock
     SHARES      ---------------------------------------------------------------
   BENEFICIALLY  6.    SHARED VOTING POWER
    OWNED BY
      EACH             N/A
    REPORTING    ---------------------------------------------------------------
     PERSON      7.    SOLE DISPOSITIVE POWER
      WITH
                       2,215,014 shares of common stock
                 ---------------------------------------------------------------
                 8.    SHARED DISPOSITIVE POWER

                       N/A
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,215,014 shares of common stock
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES(2)                                          [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        13.7%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        PN
================================================================================


---------------
(2) SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 206708109                      13G                  PAGE 4 OF 11 PAGES
-------------------                                           ------------------

================================================================================
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        David W. Chonette
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                 5.    SOLE VOTING POWER

    NUMBER OF          N/A
     SHARES      ---------------------------------------------------------------
   BENEFICIALLY  6.    SHARED VOTING POWER
    OWNED BY
      EACH             2,215,014 shares of common stock
    REPORTING    ---------------------------------------------------------------
     PERSON      7.    SOLE DISPOSITIVE POWER
      WITH
                       N/A
                 ---------------------------------------------------------------
                 8.    SHARED DISPOSITIVE POWER

                       2,215,014 shares of common stock
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,215,014 shares of common stock
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES(3)                                          [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        13.7%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        IN
================================================================================


---------------
(3) SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 206708109                      13G                  PAGE 5 OF 11 PAGES
-------------------                                           ------------------

================================================================================
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Ross A. Jaffe
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                 5.    SOLE VOTING POWER

    NUMBER OF          N/A
     SHARES      ---------------------------------------------------------------
   BENEFICIALLY  6.    SHARED VOTING POWER
    OWNED BY
      EACH             2,283,266 shares of common stock
    REPORTING    ---------------------------------------------------------------
     PERSON      7.    SOLE DISPOSITIVE POWER
      WITH
                       N/A
                 ---------------------------------------------------------------
                 8.    SHARED DISPOSITIVE POWER

                       2,283,266 shares of common stock
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,283,266 shares of common stock
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES(4)                                          [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        14.0%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        IN
================================================================================


---------------
(4) SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 206708109                      13G                  PAGE 6 OF 11 PAGES
-------------------                                           ------------------

================================================================================
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        G. Bradford Jones
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                 5.    SOLE VOTING POWER

    NUMBER OF          N/A
     SHARES      ---------------------------------------------------------------
   BENEFICIALLY  6.    SHARED VOTING POWER
    OWNED BY
      EACH             2,283,266 shares of common stock
    REPORTING    ---------------------------------------------------------------
     PERSON      7.    SOLE DISPOSITIVE POWER
      WITH
                       N/A
                 ---------------------------------------------------------------
                 8.    SHARED DISPOSITIVE POWER

                       2,283,266 shares of common stock
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,283,266 shares of common stock
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES(5)                                          [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        14.0%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        IN
================================================================================


---------------
(5) SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 206708109                      13G                  PAGE 7 OF 11 PAGES
-------------------                                           ------------------

================================================================================
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        John L. Walecka
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                 5.    SOLE VOTING POWER

    NUMBER OF          N/A
     SHARES      ---------------------------------------------------------------
   BENEFICIALLY  6.    SHARED VOTING POWER
    OWNED BY
      EACH             2,283,266 shares of common stock
    REPORTING    ---------------------------------------------------------------
     PERSON      7.    SOLE DISPOSITIVE POWER
      WITH
                       N/A
                 ---------------------------------------------------------------
                 8.    SHARED DISPOSITIVE POWER

                       2,283,266 shares of common stock
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,283,266 shares of common stock
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES(6)                                          [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        14.0%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        IN
================================================================================


---------------
(6) SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a) NAME OF ISSUER:

          Concur Technologies, Inc.

ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          6222 185th Avenue, NE, Redmond, WA  98052

ITEM 2(a) NAME OF PERSON FILING:

          Brentwood Associates VI, L.P.
          Brentwood VI Ventures, L.P.
          David W. Chonette
          Ross A. Jaffe
          G. Bradford Jones
          John L. Walecka

ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

          11150 Santa Monica Blvd., Suite 1200, Los Angeles, CA  90025

ITEM 2(c) CITIZENSHIP:

          Please see Row 4 of cover pages.

ITEM 2(d) TITLE OF CLASS OF SECURITIES:

          Common Stock

ITEM 2(e) CUSIP NUMBER:

          206708109

ITEM 3    IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR
          (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Act.

          (b) [ ] Bank as defined in Section 3(a)(6) of the Act.

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940.

          (e) [ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

          (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)ii)(F).

          (g) [ ] A parent holding company or control person, in accordance with Section 240.13d-1(b)(1)(ii)(G);

          (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

          (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

          If this statement is filed pursuant to Section 240.13d-1(c), check this box. [ ]

ITEM 4    OWNERSHIP:

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issues identified in
          Item 1.

          Please see Rows 5-11 on cover pages.

ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          The general partner of Brentwood Associates VI, L.P. is Brentwood VI Ventures, L.P., a Delaware limited partnership ("Brentwood VI Ventures"). The general partners of Brentwood VI Ventures are David W. Chonette, Ross A. Jaffe, G. Bradford Jones, and John L. Walecka, each of whom may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock owned by Brentwood Associates VI, L.P.

          The general partner of Brentwood Affiliates Fund II, L.P., a Delaware limited partnership is Brentwood VIII Ventures, LLC, a Delaware limited liability company ("Brentwood VIII Ventures"). The managing members of Brentwood VIII Ventures include Ross A. Jaffe, G. Bradford Jones and John L. Walecka, each of whom may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock owned by Brentwood Affiliates Fund II, L.P.

          Information contained in this Schedule 13G is provided solely for the purpose of complying with Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended. Each of the reporting persons disclaims beneficial ownership of the securities described herein for any other purpose.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

          N/A

ITEM 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          If a group has filed this schedule pursuant to Section 240.13d-1(b)(1)(ii)(J), so indicate under Item 3(h) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identify of each member of the group.

ITEM 9    NOTICE OF DISSOLUTION OF GROUP:

          Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. SEE
          Item 5.

ITEM 10   CERTIFICATION:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE: After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete, and correct.


DATE:      February 12, 1999

                                            BRENTWOOD ASSOCIATES VI, L.P.
                                            a Delaware limited partnership

                                            By: Brentwood VI Ventures, L.P.
                                                a Delaware limited partnership
                                                Its: General Partner


                                                By: /s/ G. Bradford Jones
                                                    ---------------------------
                                                        G. Bradford Jones
                                                        General Partner

                                            BRENTWOOD VI VENTURES, L.P.
                                            a Delaware limited partnership


                                            By: /s/ G. Bradford Jones
                                                -------------------------------
                                                    G. Bradford Jones
                                                    General Partner



                                                           *
                                            -----------------------------------
                                                   David W. Chonette


                                                          *
                                            -----------------------------------
                                                   Ross A. Jaffe


                                            /s/ G. Bradford Jones
                                            -----------------------------------
                                                G. Bradford Jones


                                                             *
                                            -----------------------------------
                                                     John L. Walecka


                                            *By: /s/ G. Bradford Jones
                                            -----------------------------------
                                                     G. Bradford Jones,
                                                     attorney in fact

                                    EXHIBIT I

                             JOINT FILING AGREEMENT

               Each of the undersigned hereby agrees that the Schedule 13G filed herewith is filed jointly on behalf of each of them pursuant to Rule 13d-1(f)(1) of the Securities Exchange Act of 1934, as amended.

Dated: February 12, 1999


SIGNATURE: After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete, and correct.


DATE:  February 12, 1999


                                            BRENTWOOD ASSOCIATES VI, L.P.
                                            a Delaware limited partnership

                                            By: Brentwood VI Ventures, L.P.
                                                a Delaware limited partnership
                                                Its: General Partner


                                                By: /s/ G. Bradford Jones
                                                    ---------------------------
                                                        G. Bradford Jones
                                                        General Partner

                                            BRENTWOOD VI VENTURES, L.P.
                                            a Delaware limited partnership


                                            By: /s/ G. Bradford Jones
                                                -------------------------------
                                                    G. Bradford Jones
                                                    General Partner



                                                           *
                                            -----------------------------------
                                                    David W. Chonette


                                                          *
                                            -----------------------------------
                                                    Ross A. Jaffe


                                            /s/ G. Bradford Jones
                                            -----------------------------------
                                                G. Bradford Jones


                                                           *
                                            -----------------------------------
                                                    John L. Walecka


                                            /s/ G. Bradford Jones
                                            -----------------------------------
                                               *By: G. Bradford Jones,
                                                    attorney in fact